Bitwise Funds Trust 485BPOS

Exhibit (h)(4)

APPENDIX A

Series

BITWISE FUNDS TRUST and the following series thereof:

●	Bitwise Web3 ETF

●	Bitwise Bitcoin Strategy Optimum Roll ETF